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Bank of America Corporation

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Human Capital Management update As included in our 2021 Annual Report March 2022

HUMAN CAPITAL MANAGEMENT UPDATE Making Bank of America a great place for us all to work In 2021, we continued to invest in our teammates as part of being a great place for us all to work. Helping teammates thrive during a year of change included offering programs to support them and their families through life’s important moments, creating opportunities to help them grow and develop in their careers and being a diverse and inclusive workplace. Our focus for much of the past two years has been on prioritizing our teammates’ health and safety as the health crisis continues to evolve. We relied on strong partnerships with health experts, local health networks and other resources to inform decisions we made as a company and to provide appropriate guidance and resources to our employees. Additionally, we continued to address racial, social and economic issues facing our communities, many accelerated by the health crisis, both internally and externally. We created opportunities for employees to connect with and support each other, and advanced our long-term investments through community partnerships and grants to support education and job-skill programming as part of our $1.25 billion, five-year commitment to advance racial equality and economic opportunity. We continued to evaluate and expand our benefits and programs already in place. We have built a strong and diverse talent pipeline through our campus recruiting programs — including one of our most diverse classes ever in 2021— and through community partnerships. These partnerships are helping our company attract future leaders and advance racial equality and economic opportunity in the communities where we live and work. And we’re seeing the progress from these combined efforts, including increases in our diverse representation of women and people of color. We will continue to report on these items and the progress we’re making as part of our ongoing commitment to being a great place to work for all teammates. “Achieving Responsible Growth means we want to attract, develop and retain the best people, and to do that, we work hard to offer an inclusive workplace, career growth and development, and rewarding and comprehensive benefits that will help our employees thrive at every stage of their careers and their lives — that has never been more important.” Sheri Bronstein Chief Human Resources Officer 1 | BANK OF AMERICA 2021

Protecting employees and their families during the global health crisis The health and safety of our employees is our top priority. In 2021, as the world faced a second year with the coronavirus, we helped safeguard and support our employees and their loved ones. Supporting our teammates’ health and safety Throughout 2021, we supported our employees as they adapted to the developing global health crisis. We expanded our health and wellness programs, increased benefits for child and adult care, provided flexible time off and offered free COVID-19 testing as well as vaccine clinics in some of our workspaces. To help teammates stay healthy, we offered 24/7 access to no-cost virtual general medicine and behavioral health resources for eligible employees, and invited health experts to share their latest insights into the evolving situation through video discussions and ongoing guidance and tips for preventing illness. We also offered support and resources to those diagnosed with or recovering from coronavirus, and our Life Event Services (LES) and Medical Benefits Escalations teams responded to employees facing challenges related to the pandemic. Returning to the office safely We continue to evolve our benefits, programs and support for teammates working in our U.S. financial centers, call centers and operation centers. This has included special compensation incentives, reimbursement for alternative forms of transportation and other tailored support, such as meals and meal subsidies in select U.S. locations. To drive vaccine awareness and make it easy for employees choosing to be vaccinated, we offered paid time off to receive the shots. As vaccination rates increased and it was determined safe to do so, we began returning teammates to the office who had shared they were vaccinated through our secure online tool, with 30 days’ advance notice. As employees returned to the office, we put health and safety protocols in place, including conducting enhanced cleanings, offering onsite testing, providing health supplies (such as face coverings, gloves and hand sanitizer) and following other protocols recommended by health officials. By the end of 2021, more than 100,000 employees were working in the office and nearly all of our offices were open. In 2022, we continue to monitor and react to the changing environment so we can help our teammates stay healthy and safe as the fight against the coronavirus evolves. We are hosting on-site COVID-19 vaccination and booster clinics and are reinforcing that receiving a booster is critical to protecting our employees and community. Earlier this year, we committed to donating $100 for each U.S. employee who registers that they received a booster, and have committed $10.6 million to help fight hunger in our local communities. BANK OF AMERICA 2021 | 2

HUMAN CAPITAL MANAGEMENT UPDATE Promoting physical, emotional and financial wellness We deepened our already-enhanced focus on the wellbeing of our employees and their loved ones in 2021, and provided comprehensive benefits and programs to support their overall wellness and help them thrive. Physical wellness In addition to the work we’re doing to support our employees and their families during the global health crisis, our approach to physical wellness is based on how we can help employees address health risks and manage health care costs, including by providing robust health and insurance benefits as well as wellness and prevention resources. For the ninth year in a row, we held medical premiums flat for U.S. employees earning less than $50,000 in performance year cash compensation. And, for the fifth straight year, employees earning between $50,000 and less than $100,000 saw nominal premium increases. We enhanced benefits for employees and their families, including approximately 60,000 free virtual consults with physicians and behavioral health specialists. We introduced a new cancer support benefit for employees and loved ones to help schedule expedited appointments, coordinate care, recommend a local facility and more. We provided no-cost virtual medical consultations with Teladoc® and a 24/7 nurse line for those enrolled in our national U.S. bank medical plans. Our popular Get Active! employee fitness challenge helped to encourage teammates to engage in physical activity during the health crisis. Together, our teammates took more than 5.3 billion steps and learned more about the importance of physical activity, nutrition, stress reduction and sleep. Emotional wellness Mental health has been an increasingly urgent and important focus as the global health crisis continues, and we’ve provided additional resources to help employees manage stress, build resiliency and pursue mindfulness. We added access to licensed social workers and psychologists for youths aged 13-17 through Teladoc in addition to the no-cost virtual consultations with mental health specialists for employees in our national medical plans. Over 23,000 telephonic and face-to-face confidential counseling sessions were supported through our Employee Assistance Program (EAP), and we began offering on-site EAP counselors to support employees at some of our office locations. 3 | BANK OF AMERICA 2021

Our Life Event Services (LES) team provides teammates with personalized connections to resources when they need them the most by tapping experts inside and outside the company for assistance with significant events like domestic violence, natural disasters, terminal illness, survivor support and more. We continued to provide additional resources from Thrive Global, including digital programs and access to our new training resource, Thriving Families modules, to assist with navigating new home and work routines. All employees globally have access at no cost to mindfulness apps, company-led mindfulness training and daily mindfulness practices to keep a focus on mental health throughout the year. We provide 26 weeks of parental leave for the birth or adoption of a child, 16 weeks of which are fully paid for eligible teammates. Our Family Planning Reimbursement program provides teammates with the flexibility to choose reimbursement for eligible adoption, fertility and/or surrogacy expenses, up to a collective $20,000 lifetime maximum over the course of their career at the company, and our Family Support program (through our company’s national health plans) offers additional support for new or future parents. To help employees when child or adult care plans fall through, we increased our back-up care program to offer 50 days of back-up care for both adults and children (up from 40 days). Understanding that time off is important for emotional wellness, we added more flexibility with vacation and paid personal/illness days for U.S. teammates, including: • The option to carry over up to five days of accrued-but-unused vacation to the first quarter of the following year, every year • Adding Juneteenth as a bank holiday, and allowing U.S. employees to now use up to five occasional illness days as personal days every year to take care of personal needs or to celebrate important cultural or religious holidays • Providing employees time off to get vaccinated for COVID-19 BANK OF AMERICA 2021 | 4

HUMAN CAPITAL MANAGEMENT UPDATE Financial wellness Our company’s purpose is to help make financial lives better through the power of every connection. So, it’s especially important that we support the financial wellness of our employees. That includes offering benefits and programs to help employees reach their short- and long-term financial goals, plan for the future and manage life’s priorities. In 2021, we introduced several enhancements to our Child Care Plus® reimbursement program to increase the number of teammates eligible for this benefit. We increased the reimbursement to $275 per month, per eligible child to offer more assistance with childcare costs when employees need to be at work. We offer education benefits to teammates and their children to support their goals, from going back to school or pursuing job-related courses, degrees or approved professional certification exams to looking for guidance as their children prepare for college. In 2021, we provided $22 million in tuition assistance—a 40% increase over 2020—for approximately 5,000 teammates. Employees are eligible to receive up to $7,500 per year to help with academic degrees or certifications. We also offer free, one-on-one expert college admissions coaching for teammates and their children in school grades 8–12 to help plan for and navigate the college admissions and financial aid process. We automatically enroll teammates into the 401(k) plan to help with saving for retirement. Based on service for eligible U.S. teammates, we make an annual contribution of 2%–3% regardless of employee 401(k) contribution level. We also offer matching contributions of up to 5% of eligible pay on a dollar-for-dollar basis. We offer an Employee Relief Fund, which provides employees up to $2,500 in relief per event for a qualified disaster and up to $5,000 for an unexpected emergency hardship. Employees can receive up to $10,000 in total grants in a rolling 12-month period. Since the beginning of the health crisis in 2020, we have provided a total of $13 million to teammates from the fund. We continue to offer benefits and programs to help teammates focus on their financial health: • Experienced independent financial counselors are available through our Benefits Education & Planning Center for teammates to receive free, personalized, confidential guidance to help them get the most out of their employee benefits and investment education to help them achieve their financial goals. • The Financial Wellness Tracker available through Benefits OnLine® helps teammates assess where they are financially and connects them with personalized suggestions and company resources to improve their financial health. • Better Money Habits is a free education resource helping people improve their financial wellness through our partnership with Khan Academy. Note: Specific programs vary by region. U.S. programs shown. 5 | BANK OF AMERICA 2021

Recognizing and rewarding teammate performance Our pay-for-performance compensation approach strives to recognize and reward performance with competitive and fair pay for the work done, at all levels of our company. We have long been a leader in establishing a minimum rate of U.S. pay. In May, we built on this history when we announced an increase in our minimum hourly wage for U.S. employees to $25 by 2025. We took a step closer to our goal by increasing our minimum pay to $21 in October 2021, soon after we raised this same wage to $20 per hour in March 2020. In addition, in January 2022, we announced we are once again providing our teammates Sharing Success compensation awards in appreciation for their extraordinary efforts over the past year. The total value of the awards provided to employees increased to $1 billion this year. This is the fifth time this award has been given since 2017, totaling nearly $3.3 billion. Approximately 97% of our employees received an award this year. Most awards are in the form of Bank of America stock, providing the opportunity to further share in our company’s long-term success. These awards are in addition to our standard annual compensation and bonus awards. We also maintain robust policies and practices that reinforce equal pay for equal work, including reviews with oversight from our Board and senior leaders. For over 15 years, we have conducted rigorous processes and analyses with outside experts to examine individual employee pay before year-end compensation decisions are finalized, and we adjust compensation where appropriate. Results of this equal pay for equal work review showed that compensation received by women was on average more than 99% of that received by men, and that compensation received by people of color in the U.S. was on average more than 99% of that received by non-people of color employees.

HUMAN CAPITAL MANAGEMENT UPDATE Recruiting, developing and retaining our talented teammates Ruth Bowen Global Strategy & Enterprise Platforms Vice President, Platform Manager Developing a career path through community partnership When Ruth Bowen completed her training with Year Up, an organization that offers tuition-free job training for young adults, she earned an internship at Bank of America through the company’s Pathways program and is now a full-time employee. “Pathways has shaped my career by offering me access to resources, employee networks and mentors that I otherwise wouldn’t have had,” Ruth said. We exceeded our five-year goal of hiring 10,000 teammates from LMI neighborhoods through Pathways ahead of schedule, and have announced a new commitment to make an additional 10,000 LMI hires by 2025 through Year Up and similar organizations.    Yamilet Rodriguez Preferred Banking Senior Vice President, Performance Executive Delivering skills and opportunity through The Academy Yamilet Rodriguez was one of the company’s first participants in The Academy, which has supported the career development of more than 65,000 teammates annually and was expanded last year to support teammates company-wide. “The Academy has helped me progress in my career and gain experience across the organization, since starting as a customer service representative to now serving as a performance executive. I’ve not found another company with anything like The Academy, with such a deliberate investment in our people and their success,” Yamilet said. Tamille Bryant The Private Bank Managing Director, Trust Fiduciary Executive Manager development helping to build our future leaders Tamille Bryant has been a manager for the past eight years of her 22-year career with the company. As her team grows, she relies on our industry-leading manager capabilities training — the Enterprise Manager Development Series (EMDS) — to help advance her skills. Last year, nearly 90% of managers participated in this series, in addition to our Manager Excellence Live sessions. “Each program module provides knowledge or skills that help me manage my team. The modules focused on diversity and inclusion, feedback and coaching have been especially impactful,” Tamille shared.    Thiago Alday Global Corporate & Investment Banking Vice President, Investment Banker    Strengthening our diverse talent through recruiting and development While completing his MBA, Thiago Alday — a Brazil native — connected with our campus recruiting partners and instantly felt like part of the team. After first joining Bank of America in New York and then moving to London, Thiago is now back in New York and is passionate about sharing guidance with the bank’s summer interns. Our 2021 interns were part of one of our most diverse classes in history, with more than 1,800 teammates from around the globe. “It’s incredibly rewarding to support our new teammates in the same way I was supported when I joined.”    7 | BANK OF AMERICA 2021

Delivering for our employees — 2021 highlights In 2021, we continued supporting our employees and their families in new ways, and are deepening our investment in their overall wellbeing and career development. Nearly 60K free virtual consults & 23K+ counseling calls Teammates received nearly 60,000 free virtual consults with physicians and behavioral health specialists and more than 23,000 confidential counseling calls. 4.5M+ days of back-up care We expanded our childcare reimbursement program and provided more than 4.5 million days of back-up care, supporting more than 23,000 U.S. teammates from March 2020 through June 2021. Access to vaccinations We hosted on-site COVID-19 vaccine/ booster and flu vaccine clinics and worked with experts to provide information on vaccination and booster effectiveness as well as health and safety protocols. Flexible time off U.S. teammates now have the option to carry over up to five days of vacation into the next year and use up to five occasional illness days as personal days. We also have provided time off for employees to be vaccinated. $25 by 2025 We announced our minimum hourly wage for U.S. employees would increase to $25 by 2025 and increased our current minimum pay to $21 in October. $22M in tuition assistance Employees received $22 million in tuition assistance, with 83% going to those pursuing degrees and 17% working toward certifications. Managing medical expenses Since 2012, we have not increased medical premiums for employees earning less than $50,000. We also provide preventive care medications at no cost for eligible U.S. teammates. $500 wellness credit We provide a $500 credit toward medical plan premiums upon completion of annual wellness activities ($1,000 if a covered spouse or partner also completes the wellness activities, which includes vaccinations for COVID-19). Hiring 10K+ more from LMI communities We hired 10,000 teammates from LMI neighborhoods two years ahead of our goal, and committed to hiring an additional 10,000 by 2025. Developing managers Nearly 90% of global managers have participated in our new, industry-leading Enterprise Manager Development Series. Inclusion learning and development programs Our voluntary inclusion learning and development programs logged more than 139,000 completions, reaching more than 78,000 teammates. BANK OF AMERICA 2021 | 8

HUMAN CAPITAL MANAGEMENT UPDATE

Our ongoing work to foster a diverse workforce and inclusive culture

We understand the role we play in influencing and driving progress around diversity, inclusion, racial equality and economic opportunity in financial services, the private sector and the communities where we live and work.

That's why we continue taking meaningful steps to drive diverse representation at all levels of the company and are building a culture where our employees feel comfortable being who they are and bringing their whole selves to work with equal access to opportunities regardless of their differences. It's the right thing to do, and we think it's good for business.

Our commitment starts at the top
Creating an inclusive environment starts at the top. Our Board of Directors, its committees and our CEO play a key role in the oversight of our culture, expecting management to be accountable for ethical and professional conduct and our commitment to being a great place to work. Our CEO and management team set the diversity and inclusion goals of the company. Each management team member has action-oriented diversity goals, which are subject to our quarterly business review process, talent planning and scorecards reviewed by the Board. Management team members cascade goals to support commitment and accountability across the company, and drive an inclusive work environment.

The Global Diversity & Inclusion Council (GDIC) promotes diversity goal setting, which is embedded in our performance management process and occurs at all levels of the organization. The GDIC consists of senior executives from every line of business, has been in place for over 20 years and has been chaired by our CEO since 2007. The Council sponsors and supports business, operating unit and regional diversity and inclusion councils to help align to enterprise diversity strategies and goals.

Our management team now includes individuals with an average of 21 years of service with the company and 31 years in financial services, with increased global and international expertise and the most diversity in our history. The management team is now 55% diverse, including seven women, two Black/African American, two Asian and one Hispanic-Latino leaders. At the end of 2021, our company remained one of only nine S&P 100 companies with six or more women on the Board.

We continue to exceed industry benchmarks for our diverse workforce and inclusive culture
Our workforce is 50% women and 49% people of color, reflecting the clients and communities we serve. We have worked hard to narrow the gaps at our leadership levels across the company. We hold ourselves accountable for increasing diverse representation by disclosing our employment metrics, measuring progress across top management levels, helping ensure managers are responsible for driving advancement on their teams, and building a robust pipeline of emerging talent through recruitment and partnerships at campuses across the world.

Our latest measures show improvement in the diversity of our leadership, management and global workforce, including:

50% of our **Board** is diverse,[1] including **38%** women.

55% of our **management team** is diverse,[1] including **32%** women.

50% of our **global workforce** are women and **49%** people of color.[2]

Since 2015, our representation of teammates of color in the **top three management levels** increased **+60%**.

People of color in **all management positions** increased to **41%** since 2015.

Since 2009, representation of people of color in our **Campus classes** increased **+47%**.

We've seen improvements in representation of Asian, Black/African American and Hispanic-Latino teammates across key categories such as management levels 1–3, managers, executive/senior level and mid-level.

[1] Includes women and people of color [2] U.S. only Note: CEO included in Board diversity stats

9 | BANK OF AMERICA 2021

We are investing in an engaged workforce, where all teammates feel included We have engaged in more than 350 courageous conversations and inclusion learning and development programs, reaching nearly all of our teammates in dialogues focused on topics central to who we are, including racial equality, economic opportunity, gender, sexual orientation, disability status, military service, mental health and more. Examples of our inclusion learning programs include: • Let’s Get Real…® courageous conversations on issues impacting our communities and how open dialogue can provide greater understanding and appreciation for one another • myD&I Development Program focused on diversity and inclusion learning sessions created for individual contributors and employee network members • Inclusion Manager Series focused on providing learning opportunities to equip managers to better address bias and drive inclusion deep within their teams • Diversity & Inclusion Pathways focused on driving inclusion in the workplace and improving individual cultural competency • Executive development programs, including our Diverse Leader Sponsorship Program (DLSP), targeting diverse high-potential/top-performing leaders We work with more than 200 external partners — including Year Up, OneTen, UnidosUS, Disability:IN, Catalyst, Paradigm for Parity and Lesbians Who Tech — and more than 350 colleges, universities and community colleges — including HBCUs, HSIs and tribal colleges— to identify diverse talent and expand our impact. In addition, we focus on recruiting military and veterans, LGBTQ+ individuals and people with disabilities. For example, we: • Support military personnel and veterans as they transition to civilian life, including by surpassing our goal of hiring over 10,000 military veterans over five years, with plans to maintain hiring momentum for the future • Attract and develop LGBTQ+ talent through targeted partnerships with organizations such as Out & Equal Workplace Advocates, Out for Undergrad and Reaching Out • Employ a dedicated team focused on hiring people with cognitive and developmental disabilities, including our Support Services team, made up of over 300 employees across multiple locations Additionally, our Employee Networks and Diversity Leadership Councils continue to grow: 355 230K 7 Employee Network chapters memberships worldwide Diversity Leadership Councils Employee Networks • Asian Leadership Network • Black Professional Group • Disability Action Council • Hispanic/Latino Organization for Leadership and Advancement • Inter-Generational Employee Network • Leadership, Education, Advocacy and Development for Women • Lesbian, Gay, Bisexual, Transgender and Queer (LGBTQ+) Pride • Military Support and Assistance Group • Multicultural Leadership Network • Native American Professional Network • Parents and Caregivers Network Diversity Leadership Councils • Black/African American Executive Leadership Council • Hispanic-Latino Leadership Council • Asian Advisory Council • Investing in Women Leadership Council • LGBTQ+ Executive Leadership Council • Disability Advisory Council • Military Advisory Panel

HUMAN CAPITAL MANAGEMENT UPDATE

Diversity representation across our workforce

Board diversity[1]	**50% diverse**	**38% women**
Management team diversity	**55% diverse**	**32% women**
Global workforce	**50% women**	**49% POC**[2]

Management levels 1–3	2015	2021	% change
Women	33%	42%	27%
People of color (POC)	15%	24%	60%
Asian	7%	8%	14%
Black / African American	4%	9%	125%
Hispanic / Latino	4%	6%	50%

Managers	2015	2021	% change
Women	42%	42%	0%
POC	32%	41%	28%
Asian	11%	13%	18%
Black / African American	8%	10%	25%
Hispanic / Latino	11%	16%	45%

EEO executive/senior level	2015	2021	% change
Women	32%	37%	16%
POC	15%	23%	53%
Asian	7%	10%	43%
Black / African American	4%	6%	50%
Hispanic / Latino	4%	5%	25%

EEO first/mid-level	2015	2021	% change
Women	49%	51%	4%
POC	33%	40%	21%
Asian	12%	12%	0%
Black / African American	9%	11%	22%
Hispanic / Latino	11%	15%	36%

Campus	2009	2021	% change
Women	32%	46%	44%
POC	36%	53%	47%
Asian	17%	24%	41%
Black / African American	9%	11%	22%
Hispanic / Latino	6%	15%	150%

[1] Includes women and people of color [2] U.S. only Note: CEO included in Board diversity stats

11 | BANK OF AMERICA 2021

Employee engagement survey and turnover results

We have conducted an annual Employee Engagement Survey for nearly two decades. In 2021, 89% of teammates (nearly 182,000 teammates) participated, demonstrating our employees' willingness to give us feedback on how we are meeting their needs.

Since 2012, our Employee Engagement Index score has continued to trend upward, even during the global health crisis. Through our enterprise engagement survey, we also measure an internal Diversity & Inclusion Index[1] that gives us feedback on how we measure inclusion at the bank. Our D&I Index has a positive trend over time and exceeds industry benchmarks.

The results of the survey and the process of continuous improvement that ensues is discussed with the Board at least annually. Our efforts reflect our progress in being a great place to work.

We believe our employee turnover reflects the strength of our employee engagement results and how our teammates view the Bank as an employer of choice. Over the past decade, our turnover rate has decreased and has been among the lowest in the industry. Following a record low turnover rate of 7% in 2020 reflecting the pandemic environment, like many companies, our turnover did increase in 2021 as labor markets normalized. Even with that increase in 2021, we are seeing employee turnover at a similar rate as pre-pandemic record low levels of 11–12% turnover, a strong result for a company of our size and scale.

To help our teammates create long-term careers here, we continue to provide a variety of resources to help employees grow in their current roles and build new skills. We have also enhanced our internal mobility practices, which has led to over 50% of our open roles being filled by internal candidates.

	2019	2020	2021
Annual turnover	11%	7%	12%
Annual turnover % women	11%	6%	11%
Annual turnover % men	11%	7%	12%

Employee Engagement Survey and turnover results



Employee Engagement Index Score
Turnover
90%
80%
70%
60%
50%
40%
30%
20%
10%
0
20%
15%
10%
5%
0
73%
75%
76%
75%
80%
82%
85%
91%
88%
15%
15%
15%
14%
12%
12%
11%
7%
12%
2012
2013
2014
2016
2017
2018
2019
2020
2021
Employee Engagement Index Score
Turnover

[1]Our D&I Index measures core areas like how comfortable teammates feel sharing different opinions without fear of negative consequences, whether or not they feel they are being treated fairly, their impression of how well Bank of America has done in creating an environment where people of diverse backgrounds can succeed and how Bank of America values the unique experiences our teammates bring to the workplace.

BANK OF AMERICA 2021 | 12

HUMAN CAPITAL MANAGEMENT UPDATE

Equal Employment Opportunity (EEO) diversity statistics

2021 EEO (by number of teammates)

U.S. EMPLOYEE DIVERSITY IN 2021

Job category	Gender	White	Black/ African American	Hispanic/ Latino	Asian	American Indian/ Alaska Native	Native Hawaiian/ Other Pacific Islander	Two or more races	Total by gender
Executive/Senior level officials and managers	Male	2,247	135	138	319	6		33	2,878
	Female	1,280	123	103	145	4	1	15	1,671
	Total	**3,527**	**258**	**241**	**464**	**10**	**1**	**48**	**4,549**
First/mid-level officials and managers	Male	6,157	832	1,386	1,492	27	36	189	10,119
	Female	6,279	1,374	1,771	1,013	43	34	202	10,716
	Total	**12,436**	**2,206**	**3,157**	**2,505**	**70**	**70**	**391**	**20,835**
Professionals	Male	25,731	2,679	3,109	7,015	107	89	757	39,487
	Female	14,062	2,845	2,173	4,782	89	71	484	24,506
	Total	**39,793**	**5,524**	**5,282**	**11,797**	**196**	**160**	**1,241**	**63,993**
Technicians	Male	649	252	212	595	7	8	31	1,754
	Female	276	149	79	634	2	1	18	1,159
	Total	**925**	**401**	**291**	**1,229**	**9**	**9**	**49**	**2,913**
Sales workers	Male	556	23	45	104	1		16	745
	Female	170	11	14	42		1	6	244
	Total	**726**	**34**	**59**	**146**	**1**	**1**	**22**	**989**
Administrative support	Male	8,729	3,727	6,845	1,716	87	92	690	21,886
	Female	18,837	10,757	14,804	4,067	206	215	1,381	50,267
	Total	**27,566**	**14,484**	**21,649**	**5,783**	**293**	**307**	**2,071**	**72,153**
Craft workers	Male	0	0	0	0	0	0	0	0
	Female	0	0	0	0	0	0	0	0
	Total	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**0**
Operatives	Male	59	75	25	40	0	0	4	203
	Female	26	41	25	15	1	0	1	109
	Total	**85**	**116**	**50**	**55**	**1**	**0**	**5**	**312**
Laborers & helpers	Male	0	0	0	0	0	0	0	0
	Female	0	0	0	0	0	0	0	0
	Total	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**0**
Service workers	Male	18	4	2	0	0	0	0	24
	Female	4	0	1	0	0	0	0	5
	Total	**22**	**4**	**3**	**0**	**0**	**0**	**0**	**29**
Total	Male	44,146	7,727	11,762	11,281	235	225	1,720	77,096
	Female	40,934	15,300	18,970	10,698	345	323	2,107	88,677
	Total	**85,080**	**23,027**	**30,732**	**21,979**	**580**	**548**	**3,827**	**165,773**

13 | BANK OF AMERICA 2021

2021 EEO (by percentage of teammates)

U.S. EMPLOYEE DIVERSITY IN 2021									
Job category	**Gender**	**White**	**Black/ African American**	**Hispanic/ Latino**	**Asian**	**American Indian/ Alaska Native**	**Native Hawaiian/ Other Pacific Islander**	**Two or more races**	**Total by gender**
Executive/Senior level officials and managers	Male	49.4%	3.0%	3.0%	7.0%	0.1%	0.0%	0.7%	63.3%
	Female	28.1%	2.7%	2.3%	3.2%	0.1%	0.0%	0.3%	36.7%
	Total	**77.5%**	**5.7%**	**5.3%**	**10.2%**	**0.2%**	**0.0%**	**1.1%**	
First/mid-level officials and managers	Male	29.6%	4.0%	6.7%	7.2%	0.1%	0.2%	0.9%	48.6%
	Female	30.1%	6.6%	8.5%	4.9%	0.2%	0.2%	1.0%	51.4%
	Total	**59.7%**	**10.6%**	**15.2%**	**12.0%**	**0.3%**	**0.3%**	**1.9%**	
Professionals	Male	40.2%	4.2%	4.9%	11.0%	0.2%	0.1%	1.2%	61.7%
	Female	22.0%	4.4%	3.4%	7.5%	0.1%	0.1%	0.8%	38.3%
	Total	**62.2%**	**8.6%**	**8.3%**	**18.4%**	**0.3%**	**0.3%**	**1.9%**	
Technicians	Male	22.3%	8.7%	7.3%	20.4%	0.2%	0.3%	1.1%	60.2%
	Female	9.5%	5.1%	2.7%	21.8%	0.1%	0.0%	0.6%	39.8%
	Total	**31.8%**	**13.8%**	**10.0%**	**42.2%**	**0.3%**	**0.3%**	**1.7%**	
Sales workers	Male	56.2%	2.3%	4.6%	10.5%	0.1%	0.0%	1.6%	75.3%
	Female	17.2%	1.1%	1.4%	4.2%	0.0%	0.1%	0.6%	24.7%
	Total	**73.4%**	**3.4%**	**6.0%**	**14.8%**	**0.1%**	**0.1%**	**2.2%**	
Administrative support	Male	12.1%	5.2%	9.5%	2.4%	0.1%	0.1%	1.0%	30.3%
	Female	26.1%	14.9%	20.5%	5.6%	0.3%	0.3%	1.9%	69.7%
	Total	**38.2%**	**20.1%**	**30.0%**	**8.0%**	**0.4%**	**0.4%**	**2.9%**	
Craft workers	Male	—	—	—	—	—	—	—	—
	Female	—	—	—	—	—	—	—	—
	Total	**—**	**—**	**—**	**—**	**—**	**—**	**—**	**—**
Operatives	Male	18.9%	24.0%	8.0%	12.8%	0.0%	0.0%	1.3%	65.1%
	Female	8.3%	13.1%	8.0%	4.8%	0.3%	0.0%	0.3%	34.9%
	Total	**27.2%**	**37.2%**	**16.0%**	**17.6%**	**0.3%**	**0.0%**	**1.6%**	
Laborers & helpers	Male	—	—	—	—	—	—	—	—
	Female	—	—	—	—	—	—	—	—
	Total	**—**	**—**	**—**	**—**	**—**	**—**	**—**	**—**
Service workers	Male	62.1%	13.8%	6.9%	0.0%	0.0%	0.0%	0.0%	82.8%
	Female	13.8%	0.0%	3.4%	0.0%	0.0%	0.0%	0.0%	17.2%
	Total	**75.9%**	**13.8%**	**10.3%**	**0.0%**	**0.0%**	**0.0%**	**0.0%**	
Total	Male	26.6%	4.7%	7.1%	6.8%	0.1%	0.1%	1.0%	46.5%
	Female	24.7%	9.2%	11.4%	6.5%	0.2%	0.2%	1.3%	53.5%
	Total	**51.3%**	**13.9%**	**18.5%**	**13.3%**	**0.3%**	**0.3%**	**2.3%**	

BANK OF AMERICA 2021 | 14

RECOGNITION

We are honored to be recognized by organizations and media around the world for our work, including our ESG commitments and initiatives and our efforts to be a great place to work.

In 2021, we were recognized by Fortune as one of their 100 Best Companies to Work For, Euromoney as the World's Best Bank for Corporate Responsibility and JUST Capital as one of their Most JUST Companies in America, among several others. Below are some of our most recent awards.[1]

Fortune
100 Best Companies to Work For (2021, 2020)

Best Big Companies to Work For (2021) *only financial services company recognized three years in a row*

75 Best Large Workplaces for Women (2021, 2020)

40 Best Large Workplaces in Financial Services and Insurance (2021, 2020)

100 Best Large Workplaces for Millennials (2021)

Change the World (2021) *named the top global bank three years in a row*

World's Most Admired Companies (2022, 2021, 2020) first ranking Megabank in 2022

Euromoney
World's Best Bank for Corporate Responsibility (2021, 2020)

World's Best Bank for Payments and Treasury (2021)

Excellence in Leadership — North America (2020)

Best Digital Bank — North America (2020)

Best Bank for Small and Medium-Sized Enterprises — North America (2021) *recognized for six consecutive years*

Best Bank for Corporate Responsibility — North America (2021)

Best Bank for Transaction Services — North America (2021, 2020)

Best Investment Bank — Germany, South Africa and Latin America (2021)

Best Advisory House — Latin America (2021)

Barron's
100 Most Sustainable Companies (2022, 2021, 2020)

Top 100 Women Advisors (2021) *recognized for 16 consecutive years*

America's Top 1,200 Financial Advisors (2021) *recognized for 13 consecutive years*

LinkedIn
50 Top Companies in the U.S. (2021) *second ranking financial institution in 2021*

Seramount (formerly Working Mother Media)
100 Best Companies (2021) *recognized for 33 consecutive years*

Best Companies for Multicultural Women (2021, 2020)

Best Companies for Dads (2021, 2020)

Top Companies for Executive Women (2021, 2020)

Inclusion Index (2021, 2020)

Top Wealth Advisor Moms (2021) *117 Merrill advisors recognized*

The Banker
Transaction Bank of the Year for North America (2021)

Transaction Bank of the Year for Supply Chain Finance (2021)

Most Valuable U.S. Banking Brand (2021)

Forbes
World's Best Employers (2021)

World's Top Female-Friendly Companies (2021)

America's Best Employers for Veterans (2021)

America's Best Large Employers (2021)

America's Best Employers for New Grads (2021)

America's Best Employers for Women (2021)

Top Women Wealth Advisors (2021) *224 Merrill advisors recognized*

Top Wealth Advisors (2021) *55 Merrill advisors recognized*

Corporate Responders (2020)

Bloomberg
Gender-Equality Index (2021, 2020)

Brandon Hall
30 Human Capital Management Excellence Awards (2021)

RateMyPlacement
100 Undergraduate Employers (2021, 2020)

PEOPLE Magazine
Companies that Care (2021, 2020)

JUST Capital
America's Most JUST Companies (2022, 2021, 2020)

JUST 100 (2022, 2021, 2020)

#1 Industry Leader — Banks (2022)

Top 100 U.S. Companies Supporting Healthy Families and Communities (2021)

Military Times
Best for Vets: Employers (2021, 2020)

UK Armed Forces Covenant
Employer Recognition Scheme Gold Award (2021) *recognized for six consecutive years*

Equileap
U.S. and Global Gender Equality Reports (2021)

Dave Thomas Foundation for Adoption
100 Best Adoption-Friendly Workplace (2021, 2020)

Disability:IN and the American Association of People with Disabilities
Disability Equality Index (2021, 2020) *scored 100%*

Named one of the best places for Disability Inclusion (2021, 2020)

FinanceAsia
Best International Investment Bank — India (2021)

Global Finance Magazine
Best Bank in the United States (2021, 2020)

Best Consumer Digital Bank in the United States (2021, 2020)

Outstanding Financial Innovator — Global (2021)

Global Leader in Social Bonds (2021)

Overall Leader for North America in Sustainable Finance (2021)

Most Innovative Private Bank (2021)

LATINA Style
Top 50 Best Companies for Latinas to Work For in the U.S. (2021) *recognized for 22 consecutive years*

Top 12 Companies (2021, 2020)

Top 15 Employee Resource Groups of the Year — Hispanic/Latino Organization for Leadership & Advancement (2021)

Company of the Year (2020)

PR News
Platinum PR Award for Employee Relations (2021)

CDP
Supplier Engagement Leaderboard (2020)

Hispanic Information Technology Executive Council (HITEC)
Corporation of the Year (2021)

Out & Equal
Belonging & Equity Visionary Award (2021)

The Times
Top 50 Employers for Women in the U.K. (2021)

Teladoc Health
Resilience Through Adversity award (2021)

Human Rights Campaign
Corporate Equality Index (2022, 2021) *scored 100%*

Named one of the Best Places to Work for LGBTQ+ Equality (2022, 2021)

Great Place to Work
Best Workplaces for Parents (2021) *recognized for five consecutive years*

J.D. Power
Ranked #1 in U.S. Merchant Services Satisfaction (2022)

Ranked #1 in U.S. Online Banking and U.S. Banking Mobile App Satisfaction (2021)

Ranked #1 in U.S. Retail Banking Advice Satisfaction (2021)

Certified Customer Service — Phone — Retirement & Benefits contact center (2021) *recognized for 17 consecutive years*

Certified Customer Service — Phone — Corporate, Global Commercial and Business Banking contact centers (2021) *recognized for 12 consecutive years*

[1]The recognitions referenced above represent awards given to various affiliates of Bank of America. Specific details around those awards can be provided by visiting the websites of the companies that provided the awards or by visiting newsroom.bankofamerica.com/awards for further detail.

15 | BANK OF AMERICA 2021

Cautionary Note Regarding Forward-Looking Statements Certain statements contained in this report may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act, including statements about our future plans or expectations regarding our business and human capital management. We use words such as “anticipates,” “believes,” “expects,” “intends,” and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations, plans or forecasts, are not guarantees of future results or performance, involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict and often beyond our control and are inherently uncertain. Actual outcomes and results may differ materially from those expressed in, or implied by, forward-looking statements. You should not place undue reliance on any forward-looking statement and should consider the uncertainties and risks discussed in our 2021 Annual Report on Form 10-K and subsequent Securities and Exchange Commission filings. We undertake no obligation to update or revise any forward-looking statements.